                                                                    EXHIBIT b(9)

                      Imperial Credit Commercial Mortgage
                               Investment Corp.


                              [LOGO] Prudential
                                     Securities

                 Presentation to the Special Committee of the
                              Board of Directors


                               October 12, 1999

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             Projection Assumptions as Presented to ICMI Board of
                     Directors and ICMI Special Committee


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 Asset Category        Year 0 to Year 2 Balances      Underlying Assumptions
 --------------        -------------------------      ----------------------

Asset Investment
----------------

Cash and Equivalents   $116 million to $36 million     Set so as to provide
                                                       enough liquidity to last
                                                       4 years

Mortgage Loans         $397 million to $548 million    Loan Port's @ $75mm/Qtr

Real Estate            $102 million to $146 million    Limited by available
                                                       equity to invest in new
                                                       acquisitions

CMBS/Securities        $49 million to $87 million      Limited to investment in
                                                       retained sub pieces from
                                                       whole-loan sales. No
                                                       debt to support
                                                       discretionary purchases.

Financing of Assets
-------------------

Mortgage Loans Debt    $245 million to $357 million    95% qualified first
                                                       mortgages. Max. credit
                                                       line limit-$300mm. Whole
                                                       loan sales at credit
                                                       limit.

Real Estate Mortgages  $47 million to $100 million     75% LTV on new
                                                       acquisitions

CMBS/Securities Debt   $0 million to $0 million        No available debt
                                                       financing on subordinated
                                                       securities.

Stockholders' Equity   $364 million to $365 million    Initially marked down to
                                                       economic net asset value.
                                                       No access to external
                                                       equity during 4 years.
                                                       Approx. 90% of cash
                                                       earnings paid out to
                                                       shareholders.

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                    Comparison of Key Financial Statistics

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                                                  Year 1                                        Year 2
                                   --------------------------------------------    ------------------------------------------
                                         Board                 Management               Board                 Management
                                       Presentation            Projections            Presentation            Projections
                                   --------------------------------------------    ------------------------------------------
Total Assets                             $  912,335              $  1,545,490            $  839,081           $  1,574,178
Total Liabilities                           547,004                 1,143,502               473,783              1,161,547
Total Stockholders' Equity                  365,331                   401,989               365,298                412,631

Total Revenue                            $   81,009              $    113,269            $   85,477           $    163,612
Total Expenses                               45,894                    67,214                49,600                105,890
Net Earnings                                 35,115                    34,787                35,877                 42,077
FFO                                          38,750                    41,133                39,982                 52,356

Diluted Earnings per Share               $     1.23              $       1.22            $     1.26           $       1.48
Diluted FFO per Share                    $     1.36              $       1.44            $     1.40           $       1.84
Dividends                                $   34,200              $     35,340            $   35,910           $     41,895
Dividends per Share                      $     1.20              $       1.24            $     1.26           $       1.47
FFO Payout Ratio                               88.3%                     85.9%                 89.8%                  80.0%


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                NPV Analysis Based on Management's Projections

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
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   --------------------------------------
    Assumption
   --------------------------------------
    Discount Rate                    17.5%
    Terminal Value (% of Book
    Value)                             90%
   --------------------------------------                  Year 1                                    Year 2
                                             -------------------------------------    ---------------------------------------
   Stand-Alone Cashflows
     Dividends                                7,125     7,980     9,975     10,260     10,260    10,545     10,545     10,545
     Terminal Value                               -         -         -          -          -         -          -    371,368
                                             ------    ------    ------    -------    -------    ------     ------    -------
   Total Stand-Alone Cashflows                7,125     7,980     9,975     10,260     10,260    10,545     10,545    381,913

   NPV                            326,960

   NPV per Share                $   11.47

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